Exhibit 99.1
For Immediate Release

Cushman & Wakefield Reports Financial Results for Fourth Quarter and Full Year 2020
CHICAGO (BUSINESS WIRE), February 25, 2021 -- Cushman & Wakefield (NYSE: CWK) today reported financial results for the fourth quarter and full year ended December 31, 2020:
•Revenue for the fourth quarter of 2020 was $2.3 billion, down 13% (14% local currencyi). Fee revenue was $1.6 billion, down 13% (15% local currency).
◦Fee revenue was better than expected for the quarter driven by brokerage, especially Americas Capital markets
◦Property, facilities and project management fee revenue was stable
•Net loss and Loss per share for the fourth quarter of 2020 were $27.3 million and $0.12, respectively. Adjusted earnings per share was $0.43.
•Adjusted EBITDA for the fourth quarter of 2020 was $198.1 million, down 32% (34% local currency).
•Revenue for the full year 2020 was $7.8 billion, down 10% (10% local currency). Fee revenue was $5.5 billion, down 15% (14% local currency).
•Full year Net loss and Loss per share were $220.5 million and $1.00, respectively. Adjusted earnings per share was $0.81.
•Full year Adjusted EBITDA was $504.3 million, down 30% (31% local currency).
◦Full Year decremental margin of 24% was consistent with our projection
•Generated over $300 million of cost savings for the full year with $125 million of permanent cost reduction actions in year, and continued tight management of discretionary expenses including lower annual incentive compensation for non-fee earners.
•Significant liquidity as of the end of December of $2.1 billion consisting of cash on hand of $1.1 billion and availability under the Company's undrawn revolving credit facility of $1.0 billion.

“I am incredibly proud of our teams around the world who have proven their resilience and dedication to providing critical client services through the pandemic, while elevating Cushman & Wakefield’s brand and leadership position. Further, our portfolio diversification and disciplined cost management have helped mitigate a challenging demand environment across our industry for transactional services. We believe our strong balance sheet and continued focus on operational excellence positions us to deliver sustainable, long-term shareholder value,” said Brett White, Executive Chairman & CEO.

INVESTOR RELATIONS	MEDIA CONTACT
Len Texter	Aixa Velez
Investor Relations	Corporate Communications
+1 312 338 7860	+1 312 424 8195
IR@cushwake.com	aixa.velez@cushwake.com

February 25, 2021

Consolidated Results (unaudited)

(in millions)	Three Months Ended December 31, 2020	Three Months Ended December 31, 2019	% Change in USD	% Change in Local Currency	Year Ended December 31, 2020	Year Ended December 31, 2019	% Change in USD	% Change in Local Currency
Revenue:
Property, facilities and project management	$796.9	$779.3	2%	1%	$2,969.7	$2,949.0	1%	1%
Leasing	388.7	606.1	(36)%	(37)%	1,275.6	1,938.6	(34)%	(34)%
Capital markets	319.3	364.5	(12)%	(14)%	769.7	1,029.4	(25)%	(26)%
Valuation and other	141.9	152.7	(7)%	(10)%	450.8	483.1	(7)%	(7)%
Total service line fee revenue(1)	1,646.8	1,902.6	(13)%	(15)%	5,465.8	6,400.1	(15)%	(14)%
Gross contract reimbursables(2)	626.3	704.9	(11)%	(12)%	2,377.9	2,350.9	1%	1%
Total revenue	$2,273.1	$2,607.5	(13)%	(14)%	$7,843.7	$8,751.0	(10)%	(10)%

Costs and expenses:
Cost of services provided to clients	$1,176.7	$1,332.7	(12)%	(13)%	$4,077.4	$4,630.8	(12)%	(12)%
Cost of gross contract reimbursables	626.3	704.9	(11)%	(12)%	2,377.9	2,350.9	1%	1%
Total costs of services	1,803.0	2,037.6	(12)%	(12)%	6,455.3	6,981.7	(8)%	(7)%
Operating, administrative and other	310.4	368.8	(16)%	(18)%	1,120.8	1,277.6	(12)%	(13)%
Depreciation and amortization	52.1	73.9	(29)%	(30)%	263.6	296.7	(11)%	(11)%
Restructuring, impairment and related charges	12.1	4.1	n.m.	n.m.	57.1	7.7	n.m.	n.m.
Total costs and expenses	2,177.6	2,484.4	(12)%	(13)%	7,896.8	8,563.7	(8)%	(8)%
Operating income (loss)	95.5	123.1	(22)%	(21)%	(53.1)	187.3	n.m.	n.m.
Interest expense, net of interest income	(43.6)	(37.8)	15%	14%	(163.8)	(150.6)	9%	9%
Earnings from equity method investments	2.5	0.6	n.m.	n.m.	8.3	2.6	n.m.	n.m.
Other income, net	1.0	0.3	n.m.	n.m.	32.0	3.5	n.m.	n.m.
Earnings (loss) before income taxes	55.4	86.2	(36)%	(33)%	(176.6)	42.8	n.m.	n.m.
Provision for income taxes	82.7	83.1	(1)%	(3)%	43.9	42.6	3%	(2)%
Net income (loss)	$(27.3)	$3.1	n.m.	n.m.	$(220.5)	$0.2	n.m.	n.m.

Adjusted EBITDA(3)	$198.1	$293.0	(32)%	(34)%	$504.3	$724.4	(30)%	(31)%
Adjusted EBITDA margin(3)	12.0%	15.4%			9.2%	11.3%

Net income (loss)	$(27.3)	$3.1	n.m.		$(220.5)	$0.2	n.m.
Adjusted net income(3)	95.8	174.9	(45)%		181.1	367.8	(51)%

Weighted average shares outstanding, basic	221.7	219.3			220.8	217.7
Weighted average shares outstanding, diluted(4)	223.8	224.6			222.9	224.5

Earnings (loss) per share, basic and diluted	$(0.12)	$0.01			$(1.00)	$—
Adjusted earnings per share, diluted(3)	$0.43	$0.78			$0.81	$1.64
n.m. not meaningful
(1) Service line fee revenue represents revenue for fees generated from each of our service lines.
(2) Gross contract reimbursables reflects revenue from clients which has substantially no margin.
(3) See the end of this press release for reconciliations of (i) Adjusted EBITDA to net income (loss); and (ii) Adjusted net income to net income (loss); and for explanations on the calculations of Adjusted EBITDA margin and Adjusted earnings per share, diluted. See also the definition of, and a description of the purposes for which our management uses these non-GAAP measures under the Use of Non-GAAP Financial Measures section in this press release.
(4) For all periods with a GAAP net loss, weighted average shares outstanding, diluted is used to calculate Adjusted earnings per share, diluted.

February 25, 2021

Fourth Quarter Results (unaudited)
Revenue
Revenue was $2.3 billion, a decrease of $334.4 million or 13% over fourth quarter of 2019. This decrease was primarily attributed to lower brokerage activity in the fourth quarter due to the impact of the coronavirus (COVID-19) pandemic. This decline was also driven in part by the impact of contributing the Company’s China Property, facilities and project management business into the Cushman & Wakefield Vanke Service joint venture in the first quarter of 2020. Leasing declined $217.4 million or 37% on a local currency basis. In addition, Capital markets declined $45.2 million or 14% on a local currency basis. Partially offsetting these declines was the continuing stability contributed from the Property, facilities and project management service line which increased $17.6 million.
Costs and expenses
Cost of services of $1.8 billion decreased $234.6 million or 12%. Costs of services provided to clients declined 12% principally due to revenue trends described above resulting in lower variable costs including commissions, direct labor and compensation as well as the Company's operating efficiency initiatives and cost savings actions.
Operating, administrative and other
Operating, administrative and other of $310.4 million decreased by $58.4 million due to lower revenue as well as the Company's operating efficiency initiatives and cost savings actions, including lower annual bonus for non-fee earners and reduced spending on travel and entertainment, third-party contractors and marketing. Overall, as a percentage of total revenue, operating, administrative and other costs was 14% for the fourth quarter of 2020 and the fourth quarter of 2019.
Depreciation and amortization
Depreciation and amortization was $52.1 million, a decrease of $21.8 million. The decrease was primarily due to the complete amortization of certain merger related customer relationships near the end of the third quarter of 2020.
Restructuring, impairment and related charges
Restructuring, impairment and related charges were $12.1 million, an increase of $8.0 million. The increase was primarily due to operating efficiency initiatives implemented as part of the Company's previously announced strategic realignment of the business in March 2020, which resulted in charges of $10.6 million for severance and other separation benefits.
Interest expense, net
Net interest expense of $43.6 million increased 15% compared to the fourth quarter of 2019 principally due to interest associated with the issuance of 2020 senior secured notes in the second quarter of 2020. Partially offsetting this increase was the impact of the January 2020 repricing of the Company's term loan to a lower effective interest rate.
Other income, net
Other income was $1.0 million, which principally reflects dividend income.
Provision for income taxes
The Corporation's income tax provision for the fourth quarter of 2020 was an expense of $82.7 million on the income before taxes of $55.4 million. For the fourth quarter of 2019, the Corporation's income tax provision was a expense of $83.1 million on income before taxes of $86.2 million. The Corporation's estimated effective tax rate was higher in the three months ended December 31, 2020 compared to the same period last year primarily due to decrease in pre-tax earnings and establishing additional valuation allowances against global operating losses, other tax attributes, and temporary differences available to reduce future tax liabilities.

February 25, 2021

Net income and Adjusted EBITDA
Net loss of $27.3 million principally reflects the impact of COVID-19 on brokerage activity as Leasing and Capital markets revenue declined 37% and 14% on a local currency basis, respectively. These trends were partially offset by cost savings actions and operating efficiencies.
Adjusted EBITDA of $198.1 million declined $94.9 million or 34%, on a local currency basis, primarily due to the lower brokerage activity resulting from COVID-19, partially offset by savings generated by cost reduction actions and operating efficiency initiatives. As a result, Adjusted EBITDA margin, measured against service line fee revenue, was 12.0% for the fourth quarter of 2020, compared to 15.4% in the fourth quarter of 2019.

February 25, 2021

Full Year Results (unaudited)
Revenue
Revenue was $7.8 billion, a decrease of $907.3 million or 10% versus the year ended December 31, 2019. This decrease was primarily attributed to lower brokerage activity during the year due to the impact of the COVID-19 pandemic. This decline was also driven in part by the impact of contributing the Company’s China Property, facilities and project management business into the Cushman & Wakefield Vanke Service joint venture in the first quarter of 2020. Leasing declined $663.0 million or 34% on a local currency basis. Capital markets declined $259.7 million or 26% on a local currency basis. Partially offsetting these trends was the continuing stability of the Company's Property, facilities and project management service line and Gross contract reimbursables revenue which were up $20.7 million and $27.0 million, respectively.

Cost of services
Cost of services of $6.5 billion decreased $526.4 million or 8%. Costs of services provided to clients declined 12% principally due to revenue trends described above resulting in lower variable costs including commissions, direct labor and compensation as well as the Company's operating efficiency initiatives and cost savings actions. This decrease was partially offset by higher Cost of gross contract reimbursables primarily related to the growth of Property, facilities and project management service line.

Operating, administrative and other
Operating, administrative and other of $1.1 billion decreased by $156.8 million due to lower revenue as well as the Company's operating efficiency initiatives and cost savings actions, including lower annual bonus for non-fee earners and reduced spending on travel and entertainment, third-party contractors and marketing. Overall, as a percentage of total revenue, operating, administrative and other costs was 14% for the year ended December 31, 2020 and the year ended December 31, 2019.

Depreciation and amortization
Depreciation and amortization was $263.6 million, a decrease of $33.1 million primarily due to the complete amortization of certain merger related customer relationships in 2020.

Restructuring, impairment and related charges
Restructuring, impairment and related charges were $57.1 million, an increase of $49.4 million, primarily due to operating efficiency initiatives implemented as part of the Company's strategic realignment of the business, which resulted in charges of $52.7 million for severance and other separation benefits.

Interest expense, net
Net interest expense of $163.8 million increased 9% compared to the year ended December 31, 2019 principally due to interest associated with the issuance of 2020 senior secured notes in the second quarter of 2020. Partially offsetting this increase was the impact of the January 2020 repricing of the Company's term loan to a lower effective interest rate.

Other income, net
Other income was $32.0 million, an increase of $28.5 million, reflecting a $36.9 million gain as a result of the formation of the Cushman & Wakefield Vanke Service joint venture in China, partially offset by losses incurred from the disposal of holding companies in connection with the Company's previously announced strategic realignment of the business.

February 25, 2021

Provision for income taxes
The Company's income tax provision for 2020 was an expense of $43.9 million on the loss before taxes of $176.6 million. For 2019, the Company's income tax provision was an expense of $42.6 million on the income before taxes of $42.8 million. The Company's effective tax rate was lower in 2020 compared to 2019 primarily due to tax rate benefit from lower pre-tax earnings. The 2020 tax expense is mainly driven by establishing a valuation allowance against global operating losses, other tax attributes, and temporary differences available to reduce future tax liabilities and the provision to return adjustments related to recent U.S. tax legislation.

Net loss and Adjusted EBITDA
Net loss of $220.5 million principally reflects the impact of COVID-19 on brokerage activity as Leasing and Capital markets revenue declined 34% and 26% on a local currency basis, respectively. These trends were partially offset by cost savings actions and operating efficiencies as well as the gain realized on the formation of the Cushman & Wakefield Vanke Service joint venture in China.

Adjusted EBITDA of $504.3 million declined $220.1 million or 31%, on a local currency basis, primarily due to the impact of the lower brokerage activity due to COVID-19 experienced in 2020 partially offset by savings generated by cost reduction actions and operating efficiency initiatives. As a result, Adjusted EBITDA margin, measured against service line fee revenue, was 9.2% for the year ended December 31, 2020, compared to 11.3% in the year ended December 31, 2019.

Balance Sheet
•Liquidity at the end of the year was $2.1 billion, including availability on our undrawn revolving credit facility of $1.0 billion and cash and cash equivalents of $1.1 billion.
•Net debt as of December 31, 2020 was $2.2 billion including the Company's outstanding 2018 First Lien debt of $2.6 billion and the 2020 Notes of $639.4 million net of cash and cash equivalents of $1.1 billion.

i In order to assist our investors and improve comparability of results, we present the period-over-period changes in certain of our financial measures, such as Fee revenue and Adjusted EBITDA, in "local" currency. The local currency change represents the period-over-period change assuming no movement in foreign exchange rates from the prior period. We believe that this presentation provides our management and investors with a better view of comparability and trends in the underlying operating business.

Conference Call
The Company’s Fourth Quarter and Full Year 2020 Earnings Conference Call will be held today, February 25, 2021, at 5:00 p.m. Eastern Time. A webcast, along with an associated slide presentation, will be accessible through the Investor Relations section of the Company’s website at http://ir.cushmanwakefield.com.
The direct dial-in number for the conference call is 877-407-9208 for U.S. callers and 201-493-6784 for international callers. The Conference ID is 13715058. A replay of the call will be available approximately two hours after the conference call by accessing http://ir.cushmanwakefield.com. A transcript of the call will be available on the Company’s Investor Relations website at http://ir.cushmanwakefield.com.

About Cushman & Wakefield
Cushman & Wakefield (NYSE: CWK) is a leading global real estate services firm that delivers exceptional value for real estate occupiers and owners. Cushman & Wakefield is among the largest real estate services firms with approximately 50,000 employees in over 400 offices and 60 countries. In 2020, the firm had revenue of $7.8 billion across core services of property, facilities and project management, leasing, capital markets, valuation and other services. To learn more, visit www.cushmanwakefield.com or follow @CushWake on Twitter.

February 25, 2021

Cautionary Note on Forward-Looking Statements
All statements in this release other than historical facts are forward-looking statements, which rely on a number of estimates, projections and assumptions concerning future events. Such statements are also subject to a number of uncertainties and factors outside Cushman & Wakefield’s control. Such factors include, but are not limited to, uncertainty regarding and changes in global economic or market conditions and changes in government policies, laws, regulations and practices. Should any Cushman & Wakefield estimates, projections and assumptions or these other uncertainties and factors materialize in ways that Cushman & Wakefield did not expect, there is no guarantee of future performance and the actual results could differ materially from the forward-looking statements in this press release, including the possibility that recipients may lose a material portion of the amounts invested. While Cushman & Wakefield believes the assumptions underlying these forward-looking statements are reasonable under current circumstances, recipients should bear in mind that such assumptions are inherently uncertain and subjective and that past or projected performance is not necessarily indicative of future results. No representation or warranty, express or implied, is made as to the accuracy or completeness of the information contained in this press release, and nothing shall be relied upon as a promise or representation as to the performance of any investment. You are cautioned not to place undue reliance on such forward-looking statements or other information in this press release and should rely on your own assessment of an investment or a transaction. Any estimates or projections as to events that may occur in the future are based upon the best and current judgment of Cushman & Wakefield as actual results may vary from the projections and such variations may be material. Any forward-looking statements speak only as of the date of this press release and, except to the extent required by applicable securities laws, Cushman & Wakefield expressly disclaims any obligation to update or revise any of them, whether as a result of new information, future events or otherwise.  Additional information concerning factors that may influence the company’s results is discussed under “Risk Factors” in Part I Item 1A of its Annual Report on Form 10-K for the year ended December 31, 2020.

February 25, 2021

Cushman & Wakefield plc
Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except per share data)	2020	2019	2020	2019

Revenue	$2,273.1	$2,607.5	$7,843.7	$8,751.0
Costs and expenses:
Cost of services (exclusive of depreciation and amortization)	1,803.0	2,037.6	6,455.3	6,981.7
Operating, administrative and other	310.4	368.8	1,120.8	1,277.6
Depreciation and amortization	52.1	73.9	263.6	296.7
Restructuring, impairment and related charges	12.1	4.1	57.1	7.7
Total costs and expenses	2,177.6	2,484.4	7,896.8	8,563.7
Operating income (loss)	95.5	123.1	(53.1)	187.3
Interest expense, net of interest income	(43.6)	(37.8)	(163.8)	(150.6)
Earnings from equity method investments	2.5	0.6	8.3	2.6
Other income, net	1.0	0.3	32.0	3.5
Earnings (loss) before income taxes	55.4	86.2	(176.6)	42.8
Provision for income taxes	82.7	83.1	43.9	42.6
Net income (loss)	$(27.3)	$3.1	$(220.5)	$0.2

Basic earnings (loss) per share:
Earnings (loss) per share attributable to common shareholders, basic	$(0.12)	$0.01	$(1.00)	$0.00
Weighted average shares outstanding for basic earnings (loss) per share	221.7	219.3	220.8	217.7
Diluted earnings (loss) per share:
Earnings (loss) per share attributable to common shareholders, diluted	$(0.12)	$0.01	$(1.00)	$0.00
Weighted average shares outstanding for diluted earnings (loss) per share	221.7	224.6	220.8	224.5

February 25, 2021

Cushman & Wakefield plc
Consolidated Balance Sheets (unaudited)

	As of
(in millions, except per share data)	December 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$1,074.8	$813.2
Trade and other receivables, net of allowance balance of $70.9 million and $58.4 million, as of December 31, 2020 and 2019, respectively	1,301.6	1,524.2
Income tax receivable	43.5	39.0
Short-term contract assets	247.6	313.4
Prepaid expenses and other current assets	223.2	171.0
Total current assets	2,890.7	2,860.8
Property and equipment, net	235.9	299.4
Goodwill	2,098.0	1,969.1
Intangible assets, net	991.2	1,062.6
Equity method investments	114.9	7.9
Deferred tax assets	61.4	86.6
Non-current operating lease assets	438.2	490.7
Other non-current assets	507.6	386.3
Total assets	$7,337.9	$7,163.4
Liabilities and Shareholders' Equity
Current liabilities:
Short-term borrowings and current portion of long-term debt	$39.7	$39.3
Accounts payable and accrued expenses	1,054.4	1,145.3
Accrued compensation	720.5	888.8
Income tax payable	45.1	59.6
Other current liabilities	205.8	189.6
Total current liabilities	2,065.5	2,322.6
Long-term debt	3,235.7	2,620.3
Deferred tax liabilities	102.2	110.0
Non-current operating lease liabilities	405.6	457.1
Other non-current liabilities	433.3	352.1
Total liabilities	6,242.3	5,862.1
Commitments and contingencies (See Note 15 to financial statements)
Shareholders' Equity:
Ordinary shares, nominal value $0.10 per share, 222.0 shares issued and outstanding at December 31, 2020 and ordinary shares nominal value $0.10 per share, 219.5 shares issued and outstanding at December 31, 2019	22.2	22.0
Additional paid-in capital	2,843.4	2,819.1
Accumulated deficit	(1,528.2)	(1,297.0)
Accumulated other comprehensive loss	(242.7)	(242.8)
Total equity attributable to the Company	1,094.7	1,301.3
Non-controlling interests	0.9	—
Total equity	1,095.6	1,301.3
Total liabilities and shareholders' equity	$7,337.9	$7,163.4

February 25, 2021

Cushman & Wakefield plc
Consolidated Statements of Cash Flows (unaudited)

	Year Ended
(in millions)	December 31, 2020	December 31, 2019
Cash flows from operating activities
Net income (loss)	$(220.5)	$0.2
Reconciliation of net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	263.6	296.7
Impairment charges	3.1	8.0
Unrealized foreign exchange gain	(5.3)	(3.2)
Stock-based compensation	42.0	61.3
Lease amortization	118.2	117.9
Amortization of debt issuance costs	10.0	4.4
Change in deferred taxes	17.8	(49.8)
Provision for loss on receivables and other assets	47.7	26.3
Other non-cash operating activities	(64.5)	(16.8)
Changes in assets and liabilities:
Trade and other receivables	191.5	(38.9)
Income taxes payable	(34.3)	27.0
Short-term contract assets and Prepaid and other current assets	53.8	(154.9)
Other non-current assets	(4.3)	32.4
Accounts payable and accrued expenses	(156.2)	60.0
Accrued compensation	(183.6)	63.5
Other current and non-current liabilities	(117.2)	(164.8)
Net cash provided by (used in) operating activities	(38.2)	269.3
Cash flows from investing activities
Payment for property and equipment	(41.0)	(80.3)
Acquisitions of businesses, net of cash acquired	(108.7)	(275.9)
Investment in equity securities	(14.6)	(4.5)
Return of beneficial interest in a securitization	(85.0)	—
Collection on beneficial interest in a securitization	—	85.0
Other investing activities, net	(8.5)	0.8
Net cash used in investing activities	(257.8)	(274.9)
Cash flows from financing activities
Net proceeds from issuance of shares	—	0.3
Shares repurchased for payment of employee taxes on stock awards	(18.9)	(31.8)
Payment of contingent consideration	(7.0)	(17.3)
Repayment of borrowings	(20.0)	(27.0)
Debt issuance costs	(22.7)	—
Proceeds from senior secured notes	650.0	—
Payment of finance lease liabilities	(14.0)	(11.5)
Other financing activities, net	4.5	(2.3)
Net cash provided by (used in) financing activities	571.9	(89.6)

Change in cash, cash equivalents and restricted cash	275.9	(95.2)
Cash, cash equivalents and restricted cash, beginning of the year	872.3	965.4
Effects of exchange rate fluctuations on cash, cash equivalents and restricted cash	15.9	2.1
Cash, cash equivalents and restricted cash, end of the year	$1,164.1	$872.3

February 25, 2021

Segment Results
The following tables summarize our results of operations for our operating segments for the three months ended and years ended December 31, 2020 and 2019.
Adjusted EBITDA is the profitability metric reported to the chief operating decision maker for purposes of making decisions about allocation of resources to each segment and assessing performance of each segment. Adjusted EBITDA excludes Depreciation and amortization, interest expense, net of interest income, income taxes, as well as integration and other costs related to merger, stock-based compensation for plans enacted before the Company's initial public offering, acquisition related costs and efficiency initiatives and other charges. Segment operating expense is comprised of Fee-based operating expenses and Cost of gross contract reimbursables. Corporate expenses are allocated to the segments based upon Service line fee revenue of each segment.
Americas Results

	Three Months Ended December 31,				Year Ended December 31,
(in millions) (unaudited)	2020	2019	% Change in USD	% Change in Local Currency	2020	2019	% Change in USD	% Change in Local Currency
Revenue:
Property, facilities and project management	$546.2	$512.6	7%	7%	$2,047.6	$1,941.0	5%	6%
Leasing	270.8	451.4	(40)%	(40)%	942.6	1,507.5	(37)%	(37)%
Capital markets	244.1	250.9	(3)%	(3)%	589.9	742.9	(21)%	(21)%
Valuation and other	56.0	56.7	(1)%	(1)%	166.8	180.8	(8)%	(7)%
Total service line fee revenue(1)	1,117.1	1,271.6	(12)%	(12)%	3,746.9	4,372.2	(14)%	(14)%
Gross contract reimbursables(2)	530.6	547.2	(3)%	(3)%	1,960.2	1,799.9	9%	9%
Total revenue	$1,647.7	$1,818.8	(9)%	(9)%	$5,707.1	$6,172.1	(8)%	(7)%

Costs and expenses:
Americas Fee-based operating expenses	$990.4	$1,089.8	(9)%	(9)%	$3,423.3	$3,872.3	(12)%	(11)%
Cost of gross contract reimbursables	530.6	547.2	(3)%	(3)%	1,960.2	1,799.9	9%	9%
Segment operating expenses	$1,521.0	$1,637.0	(7)%	(7)%	$5,383.5	$5,672.2	(5)%	(5)%

Adjusted EBITDA	$127.4	$181.8	(30)%	(30)%	$326.5	$499.8	(35)%	(35)%
Adjusted EBITDA Margin(3)	11.4%	14.3%			8.7%	11.4%
(1) Service line fee revenue represents revenue for fees generated from each of our service lines
(2) Gross contract reimbursables reflects revenue from clients which have substantially no margin
(3) Adjusted EBITDA margin is measured against service line fee revenue

February 25, 2021

EMEA Results

	Three Months Ended December 31,				Year Ended December 31,
(in millions) (unaudited)	2020	2019	% Change in USD	% Change in Local Currency	2020	2019	% Change in USD	% Change in Local Currency
Revenue:
Property, facilities and project management	$112.9	$93.5	21%	14%	$375.6	$308.2	22%	20%
Leasing	67.8	89.5	(24)%	(28)%	193.8	250.8	(23)%	(24)%
Capital markets	55.9	80.8	(31)%	(35)%	125.5	181.9	(31)%	(33)%
Valuation and other	56.4	65.8	(14)%	(18)%	170.8	187.6	(9)%	(10)%
Total service line fee revenue(1)	293.0	329.6	(11)%	(16)%	865.7	928.5	(7)%	(8)%
Gross contract reimbursables(2)	35.6	41.6	(14)%	(17)%	101.2	109.7	(8)%	(8)%
Total revenue	$328.6	$371.2	(11)%	(16)%	$966.9	$1,038.2	(7)%	(8)%

Costs and expenses:
EMEA Fee-based operating expenses	$251.0	$265.7	(6)%	(10)%	$792.9	$832.9	(5)%	(6)%
Cost of gross contract reimbursables	35.6	41.6	(14)%	(17)%	101.2	109.7	(8)%	(8)%
Segment operating expenses	$286.6	$307.3	(7)%	(11)%	$894.1	$942.6	(5)%	(7)%

Adjusted EBITDA	$43.3	$64.9	(33)%	(38)%	$77.5	$100.4	(23)%	(25)%
Adjusted EBITDA Margin(3)	14.8%	19.7%			9.0%	10.8%
(1) Service line fee revenue represents revenue for fees generated from each of our service lines
(2) Gross contract reimbursables reflects revenue from clients which has substantially no margin
(3) Adjusted EBITDA margin is measured against service line fee revenue

APAC Results

	Three Months Ended December 31,				Year Ended December 31,
(in millions) (unaudited)	2020	2019	% Change in USD	% Change in Local Currency	2020	2019	% Change in USD	% Change in Local Currency
Revenue:
Property, facilities and project management	$137.8	$173.2	(20)%	(23)%	$546.5	$699.8	(22)%	(21)%
Leasing	50.1	65.2	(23)%	(27)%	139.2	180.3	(23)%	(23)%
Capital markets	19.3	32.8	(41)%	(44)%	54.3	104.6	(48)%	(49)%
Valuation and other	29.5	30.2	(2)%	(7)%	113.2	114.7	(1)%	(2)%
Total service line fee revenue(1)	236.7	301.4	(21)%	(24)%	853.2	1,099.4	(22)%	(22)%
Gross contract reimbursables(2)	60.1	116.1	(48)%	(50)%	316.5	441.3	(28)%	(27)%
Total revenue	$296.8	$417.5	(29)%	(32)%	$1,169.7	$1,540.7	(24)%	(23)%

Costs and expenses:
APAC Fee-based operating expenses	$212.1	$255.0	(17)%	(20)%	$763.1	$976.6	(22)%	(22)%
Cost of gross contract reimbursables	60.1	116.1	(48)%	(50)%	316.5	441.3	(28)%	(27)%
Segment operating expenses	$272.2	$371.1	(27)%	(29)%	$1,079.6	$1,417.9	(24)%	(23)%

Adjusted EBITDA	$27.4	$46.3	(41)%	(44)%	$100.3	$124.2	(19)%	(19)%
Adjusted EBITDA Margin(3)	11.6%	15.4%			11.8%	11.3%
(1) Service line fee revenue represents revenue for fees generated from each of our service lines
(2) Gross contract reimbursables reflects revenue from clients which has substantially no margin
(3) Adjusted EBITDA margin is measured against service line fee revenue

February 25, 2021

Cushman & Wakefield plc
Use of Non-GAAP Financial Measures

We have used the following measures, which are considered "non-GAAP financial measures" under SEC guidelines:
i.Segment operating expenses and Fee-based operating expenses;
ii.Adjusted earnings before interest, taxes, Depreciation and amortization ("Adjusted EBITDA") and Adjusted EBITDA margin;
iii.Adjusted net income and Adjusted earnings per share; and
iv.Local currency.
Our management principally uses these non-GAAP financial measures to evaluate operating performance, develop budgets and forecasts, improve comparability of results and assist our investors in analyzing the underlying performance of our business. These measures are not recognized measurements under GAAP. When analyzing our operating results, investors should use them in addition to, but not as an alternative for, the most directly comparable financial results calculated and presented in accordance with GAAP. Because the Company’s calculation of these non-GAAP financial measures may differ from other companies, our presentation of these measures may not be comparable to similarly titled measures of other companies.
The Company believes that these measures provide a more complete understanding of ongoing operations, enhance comparability of current results to prior periods, and may be useful for investors to analyze our financial performance. The measures eliminate the impact of certain items that may obscure trends in the underlying performance of our business. The Company believes that they are useful to investors, for the additional purposes described below.
Segment operating expenses and Fee-based operating expenses: Consistent with GAAP, reimbursed costs for certain customer contracts are presented on a gross basis in both revenue and operating expenses for which the Company recognizes substantially no margin. Total costs and expenses include segment operating expenses as well as other expenses such as depreciation and amortization, integration and other costs related to merger, pre-IPO stock-based compensation, acquisition related costs and efficiency initiatives. Segment operating expense includes Fee-based operating expenses and Cost of gross contract reimbursables. We believe Fee-based operating expenses more accurately reflects the costs we incur during the course of delivering services to our clients and is more consistent with how we manage our expense base and operating margins.
Adjusted EBITDA and Adjusted EBITDA margin: We have determined Adjusted EBITDA to be our primary measure of segment profitability. We believe that investors find this measure useful in comparing our operating performance to that of other companies in our industry because these calculations generally eliminate integration and other costs related to merger, pre-IPO stock-based compensation, acquisition related costs and efficiency initiatives and other items. Adjusted EBITDA also excludes the effects of financings, income tax and the non-cash accounting effects of depreciation and intangible asset amortization. Adjusted EBITDA margin, a non-GAAP measure of profitability as a percent of revenue, is measured against service line fee revenue.
Adjusted Net Income and Adjusted earnings per share: Management also assesses the profitability of the business using Adjusted net income. We believe that investors find this measure useful in comparing our profitability to that of other companies in our industry because this calculation generally eliminates integration and other costs related to merger, pre-IPO stock-based compensation, acquisition related costs and efficiency initiatives, depreciation and amortization related to merger and acquisition activity and other items. Income tax, as adjusted, reflects management’s expectation about our long-term effective rate as a public company. The Company also uses Adjusted EPS as a significant component when measuring operating performance. Management defines Adjusted EPS as Adjusted net income, divided by total basic and diluted weighted-average outstanding shares.

February 25, 2021

Local currency: In discussing our results, we refer to percentage changes in local currency. These metrics are calculated by holding foreign currency exchange rates constant in year-over-year comparisons. Management believes that this methodology provides investors with greater visibility into the performance of our business excluding the effect of foreign currency rate fluctuations.
The interim financial information for the three months ended December 31, 2020 and 2019 is unaudited. All adjustments, consisting of normal recurring adjustments, except as otherwise noted, considered necessary for a fair presentation of the unaudited interim consolidated financial information for these periods have been included. Users of all of the aforementioned unaudited interim financial information should refer to the audited Consolidated Financial Statements of the Company and notes thereto for the year ended December 31, 2020.

Please see the following tables for reconciliations of our non-GAAP financial measures to the most comparable GAAP measures.

February 25, 2021

Adjustments to GAAP financial measures used to calculate non-GAAP financial measures
Reconciliation of Net income (loss) to Adjusted EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
(in millions) (unaudited)	2020	2019	2020	2019
Net income (loss)	$(27.3)	$3.1	$(220.5)	$0.2
Add/(less):
Depreciation and amortization(1)	52.1	73.9	263.6	296.7
Interest expense, net of interest income	43.6	37.8	163.8	150.6
Provision for income taxes	82.7	83.1	43.9	42.6
Integration and other costs related to merger(2)	16.4	38.4	64.0	112.5
Pre-IPO stock-based compensation(3)	2.5	10.3	19.2	43.9
Acquisition related costs and efficiency initiatives(4)	39.4	38.4	154.1	56.1
Other(5)	(11.3)	8.0	16.2	21.8
Adjusted EBITDA	$198.1	$293.0	$504.3	$724.4
(1) Depreciation and amortization includes merger and acquisition-related depreciation and amortization of $25.0 million and $50.1 million for the three months ended December 31, 2020 and 2019 and $165.1 million and $209.2 million for the years ended December 31, 2020 and 2019, respectively.
(2) Integration and other costs related to merger include certain direct and incremental integration and restructuring efforts.
(3) Pre-IPO stock-based compensation represents non-cash compensation expense associated with our pre-IPO equity compensation plans. Refer to Note 12: Stock-based Payments of the Notes to the Consolidated Financial Statements for the year ended December 31, 2020 for additional information.
(4) Acquisition related costs and efficiency initiatives reflect costs incurred to implement operating efficiency initiatives in 2020 to allow the Company to be a nimbler and more agile partner to its clients, as well as incremental costs related to in-fill M&A.
(5) Other principally reflects COVID-19 related items including contributions to the Global Employee Assistance Fund and preparation costs for employee return to office, which totaled $1.2 million and $15.6 million for the three months and year ended December 31, 2020, respectively, and other items. The fourth quarter of 2020 reflects the impact of lower medical claims as a result of COVID-19. In 2019, activity reflected compliance implementation and one-time project costs of $10.4 million and other items including accounts receivable securitization.
Reconciliation of Net income (loss) to Adjusted Net Income:

	Three Months Ended December 31,		Year Ended December 31,
(in millions) (unaudited)	2020	2019	2020	2019
Net income (loss)	$(27.3)	$3.1	$(220.5)	$0.2
Add/(less):
Merger and acquisition-related depreciation and amortization(1)	25.0	50.1	165.1	209.2
Financing and other facility costs	—	(1.3)	(1.2)	(2.4)
Integration and other costs related to merger	16.4	38.4	64.0	112.5
Pre-IPO stock-based compensation	2.5	10.3	19.2	43.9
Acquisition related costs and efficiency initiatives	39.4	38.4	154.1	56.1
Other	(11.3)	8.0	16.2	21.8
Income tax adjustments(2)	51.1	27.9	(15.8)	(73.5)
Adjusted Net Income	$95.8	$174.9	$181.1	$367.8
Weighted average shares outstanding, basic	221.7	219.3	220.8	217.7
Weighted average shares outstanding, diluted(3)	223.8	224.6	222.9	224.5
Adjusted earnings per share, basic	$0.43	$0.80	$0.82	$1.69
Adjusted earnings per share, diluted	$0.43	$0.78	$0.81	$1.64
(1) Includes amortization of acquired intangible assets.
(2) Reflective of an adjusted effective tax rate (adjusted for certain items) of 25% and 24% for the three months ended December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019, respectively.
(3) Weighted average shares outstanding, diluted ("WACS, diluted") is calculated by taking WACS, basic and adding in dilutive shares of 2.1 million and 5.3 million for the three months ended December 31, 2020 and 2019, respectively, and 2.1 million and 6.8 million for the years ended December 31, 2020 and 2019, respectively, which is used to calculate Adjusted earnings per share, diluted.

February 25, 2021

Summary of Total costs and expenses (in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Americas Fee-based operating expenses	$990.4	$1,089.8	$3,423.3	$3,872.3
EMEA Fee-based operating expenses	251.0	265.7	792.9	832.9
APAC Fee-based operating expenses	212.1	255.0	763.1	976.6
Cost of gross contract reimbursables	626.3	704.9	2,377.9	2,350.9
Segment operating expenses:	2,079.8	2,315.4	7,357.2	8,032.7
Depreciation and amortization(1)	52.1	73.9	263.6	296.7
Integration and other costs related to merger(2)	16.4	38.4	64.0	112.5
Pre-IPO stock-based compensation(3)	2.5	10.3	19.2	43.9
Acquisition related costs and efficiency initiatives(4)	38.1	38.4	176.6	56.1
Other(5)	(11.3)	8.0	16.2	21.8
Total costs and expenses	$2,177.6	$2,484.4	$7,896.8	$8,563.7
(1) Depreciation and amortization includes merger and acquisition-related depreciation and amortization of $25.0 million and $50.1 million for the three months ended December 31, 2020 and 2019 and $165.1 million and $209.2 million for the years ended December 31, 2020 and 2019, respectively.
(2) Integration and other costs related to merger include certain direct and incremental integration and restructuring efforts.
(3) Pre-IPO stock-based compensation represents non-cash compensation expense associated with our pre-IPO equity compensation plans. Refer to Note 12: Stock-based Payments of the Notes to the Consolidated Financial Statements for the year ended December 31, 2020 for additional information.
(4) Acquisition related costs and efficiency initiatives reflect costs incurred to implement operating efficiency initiatives in 2020 to allow the Company to be a nimbler and more agile partner to its clients, as well as incremental costs related to in-fill M&A.
(5) Other principally reflects COVID-19 related items including contributions to the Global Employee Assistance Fund and preparation costs for employee return to office, which totaled $1.2 million and $15.6 million for the three months and year ended December 31, 2020, respectively, and other items. The fourth quarter of 2020 reflects the impact of lower medical claims as a result of COVID-19. In 2019, activity reflected compliance implementation and one-time project costs of $10.4 million and other items including accounts receivable securitization.